Exhibit 3

Crixus BH3 Acquisition Company

819 NE 2nd Avenue, Suite 500

Fort Lauderdale, FL 33304

November 2, 2023

Crixus BH3 Sponsor LLC

819 NE 2nd Avenue, Suite 500

Fort Lauderdale, FL 33304

Re:	Cancellation of Promissory Notes

Ladies and Gentlemen:

Reference is made to that certain (i) convertible promissory note by and between Crixus BH3 Acquisition Company (the “Company”) and Crixus BH3 Sponsor LLC (the “Sponsor”) dated November 1, 2022 (the “Working Capital Promissory Note”) and (ii) promissory note by and between the Company and the Sponsor dated July 31, 2023 (the “Extension Promissory Note” and together with the Working Capital Promissory Note, the “Promissory Notes”).

The parties hereby agree that, effective as of the date hereof, (i) the Promissory Notes and all obligations of the Company thereunder shall be terminated and be of no further force and effect, and (ii) any amounts due and owing from the Company to the Sponsor under the Promissory Notes are hereby cancelled and forgiven (and for the avoidance of doubt, Sponsor confirms that it does not, and will not, have any right, title, interest or claim of any kind against the trust account for any such cancelled and forgiven amounts).

Sincerely,

CRIXUS BH3 ACQUISITION COMPANY

By:	/s/ Gregory Freedman
Name:	Gregory Freedman
Title:	Co-Chief Executive Officer

AGREED TO AND ACCEPTED BY:

CRIXUS BH3 SPONSOR LLC

BY:	BH3 MANAGEMENT LLC, as Manager

By:	/s/ Gregory Freedman
Name:	Gregory Freedman
Title:	President